EXHIBIT N
List of Parties to the Registration Rights Agreement
Leonard A. Lauder, (a) individually, (b) as Trustee of The 1995 Estee Lauder LAL Trust, and (c) as trustee of the LAL Trust
Ronald S. Lauder, (a) individually, (b) as Trustee of The Descendents of Ronald S. Lauder 1966 Trust, and (c) as Trustee of The 1995 Estee Lauder RSL Trust
William P. Lauder
Gary M. Lauder
Aerin Lauder Zinterhofer
Jane Lauder
LAL Family Partners L.P.
Lauder & Sons L.P.
Joel S. Ehrenkranz, (a) as Trustee of The 1995 Estee Lauder LAL Trust and (b) as Trustee of the LAL Trust
Richard D. Parsons, (a) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estee Lauder and Joseph H. Lauder, as Grantors, (b) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Ronald S. Lauder, as Grantor, (c) as Trustee of The 1995 Estee Lauder RSL Trust and (d) as Trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d April 24, 2000, Aerin Lauder Zinterhofer, as Grantor
Ronald Weintraub, as Trustee of The Estee Lauder 1994 Trust
Ira T. Wender, (a) as Trustee of The 1995 Estee Lauder LAL Trust and (b) as Trustee of The 1995 Estee Lauder RSL Trust
The Estee Lauder Companies Inc.
JP Morgan Chase Bank, in its capacity as pledgee of Ronald S. Lauder and as an EL Trust Pledgee

8/8